Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-158937
and 333-158937-01

Free Writing Prospectus dated August 2, 2011

GE DEALER FLOORPLAN MASTER NOTE TRUST
Issuing Entity

GENERAL ELECTRIC CAPITAL CORPORATION
Master Servicer

CDF FUNDING, INC.	GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION
Depositor	Sponsor

$300,000,000 Series 2011-1 Asset Backed Notes

The depositor has prepared a preliminary prospectus supplement dated August 2, 2011 and prospectus dated August 2, 2011 which describe the Class A notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A notes.

Ratings

The depositor expects that the Class A notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc. (“Moody’s”)	Fitch, Inc. (“Fitch”)
Class A notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the Class A notes that the Class A notes receive the ratings listed above.
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Underwriters of the Class A Notes

BofA Merrill Lynch		Barclays Capital
Credit Suisse	RBS	Loop Capital Markets
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The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com.